Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	August 1, 2021	August 2, 2020

Cash flows from operating activities:
Net income	$50,185	$31,764
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,305	71,120
Share-based compensation	4,034	3,773
Changes in operating assets, liabilities and other	(10,428)	(28,393)

Net cash provided by operating activities	113,096	78,264

Cash flows from investing activities:
Purchases of property, plant and equipment	(92,301)	(36,693)
Government incentives	5,775	5,263
Purchases of intangible assets	(170)	(139)

Net cash used in investing activities	(86,696)	(31,569)

Cash flows from financing activities:
Proceeds from long-term debt	20,858	5,699
Purchases of treasury stock	(35,750)	(16,894)
Repayments of debt	(13,311)	(5,929)
Contribution from noncontrolling interest	-	17,596
Proceeds from share-based arrangements	2,251	3,869
Net settlements of restricted stock awards	(403)	(248)

Net cash (used in) provided by financing activities	(26,355)	4,093

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	4,602	3,486

Net increase in cash, cash equivalents, and restricted cash	4,647	54,274
Cash, cash equivalents, and restricted cash, beginning of period	281,602	209,291

Cash, cash equivalents, and restricted cash, end of period	$286,249	$263,565